UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	March 24, 2017

Vishay Precision Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34679	27-0986328
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

3 Great Valley Parkway, Suite 150
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

(484) 321-5300
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[x]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2017, Vishay Precision Group, Inc. (the “Company”) entered into an agreement with its significant stockholder, Nokomis Capital, L.L.C. (“Nokomis”), pursuant to which, among other things, the parties agreed (i) to cooperate to identify and appoint a new mutually acceptable independent director to serve on the Company’s Board of Directors (the “Board”) until the Company’s 2018 annual meeting; (ii) if such a mutually acceptable director has not been appointed to the Board by June 30, 2017, then to appoint Wes Cummins to the Board effective July 1, 2017; and (iii) that Nokomis would vote its shares of the Company’s common stock in a manner consistent with the recommendations of the Board for certain matters to be presented at the Company’s 2017 annual meeting of stockholders. As of the date of the Agreement, Nokomis owned approximately 14.7% of the Company’s outstanding capital stock (15.9% of the Company’s outstanding common stock).

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01 Other information.

On March 27, 2017, the Company issued a press release announcing execution of the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement, dated March 24, 2017, between the Company and Nokomis Capital, L.L.C.
99.1	Press release, dated March 27, 2017.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Precision Group, Inc.

Date: March 27, 2017	By:	/s/ William M. Clancy
Name: William M. Clancy
Title: Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement, dated March 24, 2017, between the Company and Nokomis Capital, L.L.C.
99.1	Press release, dated March 27, 2017.